Exhibit 99

Release:	On receipt, Jan. 28, 2020
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal announces Fourth Quarter and Full Year 2019 results

Company also announces increase to common stock dividend

Company Highlights

•	Fourth quarter 2019 net income attributable to Principal Financial Group, Inc. (PFG) of $300.9 million, or $1.07 per diluted share. Full year 2019 net income attributable to Principal Financial Group, Inc. of $1,394.2 million, or $4.96 per diluted share

•	Fourth quarter 2019 non-GAAP operating earnings[1] of $396.4 million, or $1.41 per diluted share. Full year 2019 non-GAAP operating earnings of $1,569.1 million, or $5.58 per diluted share

•	Record assets under management (AUM) of $735.3 billion

•	Company declares first quarter 2020 common stock dividend of $0.56 per share; a 4% increase over first quarter 2019

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) today announced results for fourth quarter and the full year of 2019.

•	Net income attributable to PFG for fourth quarter 2019 of $300.9 million, compared to $236.5 million for fourth quarter 2018. Net income per diluted share of $1.07 for fourth quarter 2019 compared to $0.83 in the prior year quarter. For the 12 months ending Dec. 31, 2019, net income attributable to PFG of $1,394.2 million, or $4.96 per diluted share, compared to $1,546.5 million, or $5.36 per diluted share, for the 12 months ending Dec. 31, 2018.

•	Non-GAAP operating earnings for fourth quarter 2019 of $396.4 million, compared to $316.1 million for fourth quarter 2018. Non-GAAP operating earnings per diluted share of $1.41 for fourth quarter 2019 compared to $1.11 for fourth quarter 2018. For the 12 months ending Dec. 31, 2019, non-GAAP operating earnings of $1,569.1 million, or $5.58 per diluted share, compared to $1,597.5 million, or $5.53 per diluted share, for the 12 months ending Dec. 31, 2018.

•	Quarterly common stock dividend of $0.56 per share for first quarter 2020 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.20 per share, a 3% increase compared to the prior year trailing twelve-month period. The dividend will be payable on Mar. 27, 2020, to shareholders of record as of Mar. 2, 2020.

1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

“I’m pleased with Principal’s results for the quarter and full year,” said Dan Houston, chairman, president and CEO. “We finished strong with fourth quarter non-GAAP operating earnings of $396 million, which brought full year operating earnings to $1.6 billion. We also delivered $17.3 billion of positive net cash flow in 2019. Our positive net cash, combined with favorable investment performance, led to record AUM of $735 billion. Our past decade is a good story of growth: We’ve delivered positive total company net cash flow in nine of the last ten years.”

“We continue to focus on creating long-term shareholder value through a balanced approach to capital deployment,” added Houston. “In 2019 we deployed $2.1 billion, which was well above our initial target. The Institutional Retirement & Trust (IRT) acquisition not only expands the scale and scope of our retirement business but reaffirms our role as an industry leader. On top of that, we returned $863 million to shareholders through common stock dividends and share repurchases.”

Other highlights

Fourth Quarter

•	Retirement and Income Solutions (RIS) - Fee sales[2] were $4.8 billion and net cash flow was $1.0 billion, including a 13% increase in recurring deposits from the prior year quarter.

•	RIS-Spread account values were $51.7 billion, a 13% increase over the prior year quarter. Fourth quarter sales were $3.1 billion, including $1.2 billion of pension risk transfer sales.

•	Principal Global Investors (PGI) managed AUM was a record $458.6 billion, including positive net cash flow of $2.7 billion. Pre-tax return on operating revenues less pass-through expenses[3] was 37.8%.

•	Principal International (PI) generated net cash flow of $1.2 billion, led by Brazil, marking its 45th consecutive quarter of positive net cash flow.

•	Specialty Benefits pre-tax return on premium and fees[4] of 16.5% increased 310 basis points from the prior year quarter.

•	Individual Life sales increased 26% over the year ago quarter.

•	Deployed $240.1 million of capital during the fourth quarter, including:

o	$152.4 million of common stock dividends with the $0.55 per share common dividend paid in the fourth quarter;

o	$83.5 million to repurchase 1.5 million shares of common stock; and

o	$4.2 million to increase ownership in one of our focused investment teams.

2 RIS-Fee reported sales, net cash flow, and recurring deposit growth does not include the IRT business.

3 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

4 Premium and fees = premiums and other considerations plus fees and other revenues.

Full Year 2019

•	Strong Morningstar investment performance[5], with 84% of Principal’s investment options above median on a one-year basis, 71% on a three-year basis, and 79% on a five-year basis. Additionally, 87% of fund level AUM had a 4- or 5-star rating.

•	RIS-Fee net cash flow of $7.1 billion driven by $18.0 billion of sales and a 10% increase in recurring deposits from the prior year. Coupled with strong investment performance, end of period account values[6] increased $51.1 billion, or 24% compared to a year ago, to $266.5 billion.

•	RIS-Spread sales of $10.3 billion, including a record $3.9 billion of pension risk transfer sales and $3.0 billion of fixed annuities sales.

•	Principal Global Investors managed net cash flow of $1.1 billion returned to positive for the full year. Pre-tax return on operating revenues less pass-through expenses was 36.4% on a trailing twelve-month basis.

•	Principal International generated net cash flow of $4.2 billion, including $3.4 billion from Brazil, bringing total reported AUM to $169.7 billion. Reported AUM does not include $145.7 billion of AUM in China.

•	Specialty Benefits had premium and fees growth of 7% driven by record sales of nearly $400 million, strong retention and in-group growth.

•	Individual Life had record sales of $269.7 million, a 17% increase over the year ago period with more than 60% of sales from the business market.

•	Deployed $2.1 billion of capital in 2019, well above the $1.0 billion to $1.4 billion targeted range. This included:

o	$1.2 billion in strategic acquisitions, primarily the acquisition of the IRT business;

o	$606.0 million of common stock dividends, including the $0.55 per share common dividend paid in the fourth quarter; and

o	$256.8 million to repurchase 5.1 million shares of common stock.

•	Strong capital position with estimated statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 410%, above our RBC target of 400%.

5 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment, Hedge Fund Separate Account and US Property Separate Account.

6 RIS-Fee reported account values does not include the IRT business.

Segment Results

Retirement and Income Solutions - Fee

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q19	4Q18	% Change	4Q19	4Q18	% Change
Pre-tax operating earnings[7]	$115.3	$89.2	29%	$461.8	$492.7	(6)%
Net revenue[8]	$513.9	$376.7	36%	$1,753.5	$1,573.8	11%
Pre-tax return on net revenue[9]	22.4%	23.7%		26.3%	31.3%

•	Pre-tax operating earnings increased $26.1 million as higher net revenue was partially offset by higher operating expenses, including the transition service agreement (TSA) costs associated with the IRT business and $13.7 million of integration expenses. In the year ago quarter, we had unfavorable equity markets which negatively impacted results.

•	Net revenue increased $137.2 million primarily due to revenue from the IRT business as well as higher fees and other revenue driven by favorable equity market performance and growth in the legacy businesses.

Retirement and Income Solutions - Spread

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q19	4Q18	% Change	4Q19	4Q18	% Change
Pre-tax operating earnings	$92.2	$94.7	(3)%	$412.2	$429.5	(4)%
Net revenue	$141.7	$145.8	(3)%	$617.0	$587.7	5%
Pre-tax return on net revenue	65.1%	65.0%		66.8%	73.1%

•	Pre-tax operating earnings decreased $2.5 million primarily due to lower net revenue in the quarter, partially offset by lower commission expense.

•	Net revenue decreased $4.1 million due to lower annuity sales and greater experience losses in the current quarter.

7 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

8 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

9 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q19	4Q18	% Change	4Q19	4Q18	% Change
Pre-tax operating earnings	$144.0	$102.4	41%	$483.3	$562.1	(14)%
Operating revenues less pass-through expenses[10]	$384.8	$316.9	21%	$1,344.6	$1,571.1	(14)%
Pre-tax return on operating revenues less pass-through expenses	37.8%	32.6%		36.4%	36.1%
Total PGI assets under management (billions)	$458.6	$393.5	17%
PGI sourced assets under management (billions)	$222.6	$189.2	18%

•	Pre-tax operating earnings increased $41.6 million from the prior year quarter primarily due to higher operating revenues less pass-through expenses and a $12.1 million benefit due to a reduction in an earnout liability, partially offset by higher variable expenses. As a reminder, full year 2018 pre-tax operating earnings benefited $85.6 million primarily due to an accelerated performance fee.

•	Operating revenues less pass-through expenses increased $67.9 million as a result of a 9% increase in management fees and strong performance fees. As a reminder, full year 2018 operating revenues less pass-through expenses benefited $253.1 million from an accelerated performance fee.

Principal International

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q19	4Q18	% Change	4Q19	4Q18	% Change
Pre-tax operating earnings	$77.5	$57.8	34%	$390.7	$272.6	43%
Combined[11] net revenue (at PFG share)	$239.2	$212.5	13%	$1,003.3	$939.7	7%
Pre-tax return on combined net revenue (at PFG share)	32.4%	27.2%		38.9%	29.0%
Assets under management (billions)	$169.7	$155.5	9%

•	Pre-tax operating earnings increased $19.7 million primarily due growth in the business and improved encaje performance.

•	Combined net revenue (at PFG share) increased $26.7 million due to growth in the business and improved encaje performance.

10 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

11 Combined net revenue: net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q19	4Q18	% Change	4Q19	4Q18	% Change
Pre-tax operating earnings	$98.0	$74.8	31%	$352.2	$286.7	23%

Premium and fees	$595.0	$558.9	6%	$2,327.2	$2,169.5	7%
Pre-tax return on premium and fees[12]	16.5%	13.4%		15.1%	13.2%

Incurred loss ratio	58.2%	60.1%		61.2%	61.5%

•	Pre-tax operating earnings increased $23.2 million primarily due to very favorable claims and growth in the business.

•	Premium and fees increased $36.1 million reflecting strong retention, sales, and in-group growth.

•	Incurred loss ratio decreased due to lower group life and disability claims.

Individual Life Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q19	4Q18	% Change	4Q19	4Q18	% Change
Pre-tax operating earnings	$46.5	$38.2	22%	$169.4	$180.3	(6)%

Premium and fees	$281.3	$269.1	5%	$1,245.0	$1,091.8	14%
Pre-tax return on premium and fees	16.5%	14.2%		13.6%	16.5%

•	Pre-tax operating earnings increased $8.3 million as claims experience returned to expected levels compared to unfavorable claims experience in the prior year quarter.

•	Premium and fees increased $12.2 million due to growth in the business.

Corporate

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q19	4Q18	% Change	4Q19	4Q18	% Change
Pre-tax operating losses	$(95.7)	$(78.2)	(22)%	$(380.3)	$(269.4)	(41)%

•	Pre-tax operating losses increased $17.5 million primarily due to higher operating expenses.

12 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2018, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2019, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; an interruption in telecommunication, information technology or other systems, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks; fluctuations in foreign currency exchange rates; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and loss of key vendor relationships or failure of a vendor to protect information of our customers or employees.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Wednesday, Jan. 29, 2020, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 7479802.

•	Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 7479802. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Feb. 4, 2020.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®13

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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13 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Principal Financial Group, Inc. and Segment Results

	(in millions)
	Three Months Ended,		Trailing Twelve Months,
Principal Financial Group, Inc. Results:	12/31/19	12/31/18	12/31/19	12/31/18
Net income attributable to PFG	$300.9	$236.5	$1,394.2	$1,546.5
Net realized capital (gains) losses, as adjusted	95.5	79.6	174.9	51.0
Non-GAAP Operating Earnings*	$396.4	$316.1	$1,569.1	$1,597.5
Income taxes	81.4	62.8	320.2	357.0
Non-GAAP Pre-Tax Operating Earnings	$477.8	$378.9	$1,889.3	$1,954.5

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$207.5	$183.9	$874.0	$922.2
Principal Global Investors	144.0	102.4	483.3	562.1
Principal International	77.5	57.8	390.7	272.6
U.S. Insurance Solutions	144.5	113.0	521.6	467.0
Corporate	(95.7)	(78.2)	(380.3)	(269.4)
Total Segment Pre-Tax Operating Earnings	$477.8	$378.9	$1,889.3	$1,954.5

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/19	12/31/18	12/31/19	12/31/18
Net income	$1.07	$0.83	$4.96	$5.36
Net realized capital (gains) losses, as adjusted	0.34	0.28	0.62	0.17
Non-GAAP Operating Earnings	$1.41	$1.11	$5.58	$5.53
Weighted-average diluted common shares outstanding (in millions)	280.4	285.2	281.0	288.8

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	12/31/19	12/31/18
Total assets (in billions)	$276.1	$243.0
Stockholders’ equity (in millions)	$14,685.8	$11,456.0
Total common equity (in millions)	$14,618.0	$11,390.0
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$12,238.3	$11,695.6
End of period common shares outstanding (in millions)	276.6	279.5
Book value per common share	$52.85	$40.75
Book value per common share excluding AOCI other than foreign currency translation adjustment	$44.25	$41.84

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	12/31/19	12/31/18
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$14,685.8	$11,456.0
Noncontrolling interest	(67.8)	(66.0)
Stockholders’ equity available to common stockholders	14,618.0	11,390.0
Net unrealized capital (gains) losses	(2,815.3)	(207.3)
Net unrecognized postretirement benefit obligation	435.6	512.9
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$12,238.3	$11,695.6

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$52.85	$40.75
Net unrealized capital (gains) losses	(10.17)	(0.74)
Net unrecognized postretirement benefit obligation	1.57	1.83
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$44.25	$41.84

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/19	12/31/18	12/31/19	12/31/18
Income Taxes:
Total GAAP income taxes (benefits)	$56.0	$11.2	$249.2	$230.7
Net realized capital gains (losses) tax adjustments	8.6	38.0	(1.3)	71.4
Income taxes related to equity method investments and noncontrolling interest	16.8	13.6	72.3	54.9
Income taxes	$81.4	$62.8	$320.2	$357.0

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$(90.9)	$(112.2)	$(52.8)	$(75.4)

Recognition of front-end fee revenues	(4.6)	3.7	8.5	0.4
Market value adjustments to fee revenues	-	-	-	0.1
Net realized capital gains (losses) related to equity method investments	0.1	(0.5)	2.6	(5.4)
Derivative and hedging-related revenue adjustments	(29.6)	(16.4)	(80.4)	(64.9)
Sponsored investment fund adjustments	2.6	4.9	23.6	12.9
Amortization of deferred acquisition costs	24.8	(25.7)	(15.7)	(25.6)
Capital gains distributed – operating expenses	(17.8)	21.0	(31.6)	15.7
Amortization of other actuarial balances	14.5	(14.0)	(25.1)	(1.4)
Market value adjustments of embedded derivatives	(0.3)	6.9	66.6	18.5
Capital gains distributed – cost of interest credited	3.5	8.8	(36.6)	(1.3)
Net realized capital gains (losses) tax adjustments	8.6	38.0	(1.3)	71.4
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(6.4)	5.9	(32.7)	4.0
Total net realized capital gains (losses) after-tax adjustments	(4.6)	32.6	(122.1)	24.4

Net realized capital gains (losses), as adjusted	$(95.5)	$(79.6)	$(174.9)	$(51.0)

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/19	12/31/18	12/31/19	12/31/18
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$437.4	$355.4	$1,505.8	$1,736.3
Commissions and other expenses	(52.6)	(38.5)	(161.2)	(165.2)
Operating revenues less pass-through expenses	$384.8	$316.9	$1,344.6	$1,571.1

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$77.5	$57.8	$390.7	$272.6
Combined operating expenses other than pass-through commissions (at PFG share)	161.7	154.7	612.6	667.1
Combined net revenue (at PFG share)	$239.2	$212.5	$1,003.3	$939.7